                                                                    Exhibit 7(d)

                      Amendment to Subscription Agreement

     AMENDMENT TO SUBSCRIPTION AGREEMENT (this "Amendment"), dated as of May 26, 2000, between IDT Corporation, a Delaware corporation (the "Company"), and Liberty Media Corporation, a Delaware corporation ("LMC").

     WHEREAS, the Company and LMC entered into a Subscription Agreement, dated as of March 24, 2000 (the "Subscription Agreement"); and

     WHEREAS, the Company and LMC desire to amend certain sections of the Subscription Agreement relating to the number of shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") to be issued and sold by the Company to LMC or its designee, upon the terms and subject to the conditions set forth in the Subscription Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the LMC hereby agree as follows:

     Section 1.   The Subscription Agreement is hereby amended by deleting
     ---------
Section 1.1 in its entirety and replacing it with the following:

                   "1.1. Subscription for Common Stock. Upon the terms and
                         -----------------------------
               subject to the conditions of this Agreement, the Company hereby agrees to issue and sell and LMC hereby agrees to purchase or cause its designee to purchase (the applicable purchaser being referred to herein as the "Investor") from the Company shares of Common Stock in an amount equal to the lesser of (a) 3,775,000 shares of Common Stock and (b) 9.99% of the outstanding shares of Common Stock, as of the date of Closing immediately following such issuance (the "Investor Securities"), at a price of $34.50 per share of Common Stock. The purchase price per share will be appropriately adjusted to reflect the effect of any stock splits, reverse stock splits, stock dividends and other similar events affecting the Common Stock."

     Section 2.   The Subscription Agreement is hereby amended by deleting
     ---------
Section 5(f) in its entirety and replacing it with the following:

                    "(f)  Certificate. The Investor shall have received (i) a
                          ----------
               certificate, dated as of the Closing Date, executed by an executive officer of the Company and stating (x) that, to the best knowledge of such executive officer, the conditions set forth in clauses (a), (b),
               (c), (d) and (e) above have been satisfied and (y) the number of shares of Common Stock, Class A Stock and Preferred Stock outstanding on the Closing Date, prior to giving effect to the issuance of the Investor Securities, (ii) a certificate of the secretary of the Company covering such matters as are customarily covered by such certificates, and (iii) a long form good standing certificate for the Company from the Delaware Secretary of State."

     Section 3.   Section 9.2(a) of the Subscription Agreement is hereby amended
     ---------
by adding the following language immediately after the final sentence thereof:

               "Prior to and as a condition of the effectiveness of any termination of this Agreement by the Company pursuant to clauses
               (ii) or (iii) above, the Company shall repay the outstanding principal balance under the Notes, dated May 19, 2000 and May 25, 2000, respectively, made by the Company to the order of LMC, together with all accrued and unpaid interest thereon."

     Section 4.   Exhibit B to the Subscription Agreement is hereby amended by
     ---------
deleting the first recital thereof in its entirety and replacing it with the following:

                    "WHEREAS, IDT Corporation, a Delaware corporation (the
                    ------------------------------------------------------
          "Company"), and Liberty Media Corporation, a Delaware corporation ("LMC"), have entered into a Subscription Agreement, dated as of March ., 2000, as amended (the "Subscription Agreement"), pursuant to which LMC has agreed to purchase, or cause its designee to purchase, and the Company has agreed to sell to LMC or its designee, shares (the "Investor Securities") of the Company's Common Stock, par value $0.01 per share, of the Company (the "Common Stock");"

     Section 5.   In all other respects, the Subscription Agreement remains in
     ---------
full force and effect.

     Section 6.   This Amendment may be executed in counterparts, each of
     ---------
which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

                      [Signatures on the following page.]

          IN WITNESS WHEREOF, the parties have executed this Amendment to Subscription Agreement as of the date first above written.


                              IDT CORPORATION


                              By:  /s/ Howard S. Jonas
                                 ---------------------
                                 Name: Howard S. Jonas
                                 Title: Chief Executive Officer



                              LIBERTY MEDIA CORPORATION


                              By:  /s/ Charles Y. Tanabe
                                 -----------------------
                                 Name: Charles Y. Tanabe
                                 Title: Senior Vice President


                                       3